F&G Annuities & Life Reports First Quarter 2024 Results Des Moines, Iowa – (May 8, 2024) – F&G Annuities & Life, Inc. (NYSE: FG) (F&G or the Company) a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today reported financial results for the first quarter ended March 31, 2024. Net earnings attributable to common shareholders (net earnings) for the first quarter of $111 million, or $0.88 per diluted share (per share), compared to a net loss of $195 million, or $1.56 per share, for the first quarter of 2023. Net earnings for the first quarter of 2024 included $17 million of net favorable mark-to-market effects and $14 million of other unfavorable items; all of which are excluded from adjusted net earnings. Net loss for the first quarter of 2023 included $250 million of net unfavorable mark-to-market effects and $6 million of other unfavorable items; all of which are excluded from adjusted net earnings. Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the first quarter of $108 million, or $0.86 per share, compared to $61 million, or $0.49 per share for the first quarter of 2023. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short- term mark-to-market movement that differ from long-term return expectations. The first quarter of 2024 includes short term investment income from alternative investments and $6 million of CLO redemption gains and bond prepay income, whereas the first quarter of 2023 included short term investment income from alternative investments and $37 million tax valuation allowance expense. Please see “Earnings Results” and “Non-GAAP Measures and Other Information” for further explanation. Company Highlights • Sustainable sales growth across multi-channel platform: Gross sales of $3.5 billion for the first quarter, an increase of 6% over the first quarter 2023 driven by strong retail channel sales and robust institutional market sales • Record invested assets with strong investment returns: Record assets under management (AUM) were $49.8 billion as of March 31, 2024, an increase of 10% from $45.3 billion in the prior year quarter, driven by new business flows, stable inforce retention and net debt and equity proceeds over the past twelve months. AUM before flow reinsurance was $58.0 billion as of March 31, 2024. The investment portfolio is performing well, as expected, with minimal credit-related impairments in the first quarter • Strong and expanding adjusted return on assets, excluding significant items: Remains above baseline of 110 basis points shared at our Investor Day in October 2023 • Solid balance sheet supports both organic growth and return of capital to shareholders: F&G paid common dividends of $0.21 per share or $26 million in the first quarter • FNF’s $250 million investment in F&G: On January 16, 2024, F&G announced the closing of $250 million mandatory convertible preferred stock investment from its parent Fidelity National Financial, Inc. (FNF); F&G will use net proceeds from the investment to support the growth of its assets under management Chris Blunt, President and Chief Executive Officer, commented, “We achieved record assets under management before flow reinsurance in the first quarter of $58.0 billion, an increase of 18% as compared to the year ago first quarter. Growth was driven by $3.5 billion of gross sales, an increase of 6% over the first quarter of 2023, powered by our retail and institutional market sales. Excluding significant items, we also delivered $154 million of adjusted net earnings and an adjusted return on assets of 125 basis points, above our baseline of 110 basis points. Taken together, this demonstrates our ability to deliver robust growth and returns through both low and rising interest rate environments and we remain confident in our outlook for double digit gross sales growth in 2024. We expect our recently launched RILA product to become significant contributor to our sales over the next few years, given our differentiated offering and strong distribution partnerships which will help us take share in this large and fast growing market. As we deliver sustained sales growth, we also remain confident in our ability to drive further margin expansion through improved investment margin opportunities and expense leverage as we scale our organization further.”

Summary Financial Results[1]

(In millions, except per share data)	Three Months Ended	
	March 31, 2024	March 31, 2023
Total gross sales	$ 3,495	$ 3,281
Net sales	$ 2,302	$ 2,209
Assets under management (AUM)	$ 49,787	$ 45,311
Average assets under management (AAUM) YTD	$ 49,400	$ 44,309
Adjusted return on assets	0.87 %	0.55 %
Net earnings (loss)	$ 111	$ (195)
Net earnings (loss) per share	$ 0.88	$ (1.56)
Adjusted net earnings	$ 108	$ 61
Adjusted net earnings per share	$ 0.86	$ 0.49
Book value per common share	$ 26.16	$ 19.72
Book value per common share, excluding AOCI	$ 41.10	$ 39.94

First Quarter 2024 Results

Gross sales were $3.5 billion in the first quarter, an increase of 6% from $3.3 billion in the first quarter 2023, driven by strong retail channel sales and robust institutional market sales.

Profitable Retail channel sales were $2.8 billion in the first quarter, in line with the first quarter of 2023; reflects record indexed annuity sales offset by lower multiyear guaranteed annuity sales, leading to a higher percentage of net sales retained as compared to the prior year quarter.

Strong Institutional market sales were $0.7 billion in the first quarter, compared to $0.5 billion in the first quarter of 2023, driven by higher pension risk transfer sales.

Net sales retained were $2.3 billion in the first quarter, compared to $2.2 billion in first quarter 2023. Net sales reflect accretive third party flow reinsurance, in line with our capital targets.

Record assets under management (AUM) were $49.8 billion as of March 31, 2024, an increase of 10% from $45.3 billion as of March 31, 2023. AUM before flow reinsurance was $58.0 billion as of March 31, 2024. A rollforward of AUM can be found in the Non-GAAP Measures section of this release.

Adjusted net earnings were $108 million, or $0.86 per share, in the first quarter, compared to $61 million, or $0.49 per share for the first quarter of 2023. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations.

- Adjusted net earnings of $108 million, or $0.86 per share, for the first quarter of 2024 include $100 million, or $0.77 per share, of investment income from alternative investments and $6 million or $0.05 per share of CLO redemption gains and bond prepay income. Alternative investments investment income based on management's long-term expected return of approximately 10% was $152 million, or $1.17 per share.
- Adjusted net earnings of $61 million, or $0.49 per share, for the first quarter of 2023 included $99 million, or $0.79 per share, of investment income from alternative investments, partially offset by $37 million, or $0.30 per share, tax valuation allowance expense. Alternative investments investment income based on management's long-term expected return of approximately 10% was $132 million, or $1.05 per share.

As compared to the prior year, the adjusted net earnings increase reflects asset growth and diversification of margin from accretive flow reinsurance fees and owned distribution margin, which were partially offset by an increase in interest expense due to planned capital market activity and higher operating costs in line with the growth in sales and assets and continued investments in our operating platform.

[1]See definition of non-GAAP measures below

Capital and Liquidity Highlights

Total F&G equity attributable to common shareholders excluding AOCI was $5.2 billion, or $41.10 per share, based on 126 million common shares outstanding as of March 31, 2024. This reflects an increase of $0.68, or 2%, during the quarter, including $0.75 per share increase from adjusted net earnings and other and $0.14 per share net increase for mark-to-market movements; partially offset by $0.21 per share decrease from capital actions.

Book value per common share excluding AOCI as of December 31, 2023	$	40.42
Adjusted net earnings and other		0.75
Book value per common share excluding AOCI, before capital actions & mark-to-market	$	41.17
Capital actions		(0.21)
Book value per common share excluding AOCI, before mark-to-market	$	40.96
Mark-to-market movement		0.14
Book value per common share excluding AOCI as of March 31, 2024	$	41.10

During the first quarter, F&G paid common dividends of $0.21 per share or $26 million. There were no share repurchases in the first quarter.

On January 16, 2024, F&G announced the closing of a preferred stock investment from its parent Fidelity National Financial, Inc. (FNF). FNF has invested $250 million in exchange for 5,000,000 shares of F&G's 6.875% Series A Mandatory Convertible Preferred Stock, par value $0.001 per share. F&G will use net proceeds from the investment to support the growth of its assets under management.

Conference Call

We will host a call with investors and analysts to discuss F&G's first quarter 2024 results on Thursday, May 9, 2024, beginning at 9:00 a.m. Eastern Time. A live webcast of the conference call will be available on the F&G Investor Relations website at fglife.com. The conference call replay will be available via webcast through the F&G Investor Relations website at fglife.com. The telephone replay will be available from 1:00 p.m. Eastern Time on May 9, 2024, through May 16, 2024, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13745524.

About F&G

F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com.

Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company's management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as "believes", "expects", "may", "will", "could", "seeks", "intends", "plans", "estimates",

“anticipates” or other comparable terms. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; and other factors discussed in “Risk Factors” and other sections of F&G's Form 10-K and other filings with the Securities and Exchange Commission (SEC). SOURCE: F&G Annuities & Life, Inc. CONTACT: Lisa Foxworthy-Parker SVP of Investor & External Relations Investor.relations@fglife.com 515.330.3307

F&G ANNUITIES & LIFE, INC. CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) March 31, 2024 December 31, 2023 Assets Investments Fixed maturity securities available for sale, at fair value, (amortized cost of $45,792), net of allowance for credit losses of $33 at March 31, 2024 $ 42,631 $ 40,419 Preferred securities, at fair value 381 469 Equity securities, at fair value 138 137 Derivative investments 1,024 797 Mortgage loans, net of allowance for credit losses of $67 at March 31, 2024 5,440 5,336 Investments in unconsolidated affiliates (certain investments at fair value of $343 at March 31, 2024) 3,367 3,071 Other long-term investments 634 608 Short-term investments 263 1,452 Total investments $ 53,878 $ 52,289 Cash and cash equivalents 2,372 1,563 Reinsurance recoverable, net of allowance for credit losses of $21 at March 31, 2024 10,112 8,960 Goodwill 2,017 1,749 Prepaid expenses and other assets 980 931 Other intangible assets, net 4,612 4,207 Market risk benefits asset 95 88 Income taxes receivable 23 27 Deferred tax asset, net 345 388 Total assets $ 74,434 $ 70,202 Liabilities and Equity Contractholder funds $ 50,875 $ 48,798 Future policy benefits 7,441 7,050 Market risk benefits liability 425 403 Accounts payable and accrued liabilities 2,237 2,011 Notes payable 1,748 1,754 Funds withheld for reinsurance liabilities 8,025 7,083 Total liabilities $ 70,751 $ 67,099 Equity Preferred stock $0.001 par value; authorized 25,000,000 shares as of March 31, 2024; outstanding and issued shares of 5,000,000 as of March 31, 2024 — — Common stock $0.001 par value; authorized 500,000,000 shares as of March 31, 2024; outstanding and issued shares of 126,149,030 and 127,177,857 as of March 31, 2024, respectively — — Additional paid-in-capital 3,442 3,185 Retained earnings 2,011 1,926 Accumulated other comprehensive income (loss) ("AOCI") (1,883) (1,990) Treasury stock, at cost (1,028,827 shares as of March 31, 2024) (24) (18) Total F&G Annuities & Life, Inc. shareholders' equity 3,546 3,103 Noncontrolling interests 137 — Total equity $ 3,683 $ 3,103 Total liabilities and equity $ 74,434 $ 70,202

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FIRST QUARTER INFORMATION (In millions, except per share data) (Unaudited) Three months ended March 31, 2024 March 31, 2023 Revenues Life insurance premiums and other fees $ 718 $ 365 Interest and investment income 616 519 Owned distribution revenues 23 — Recognized gains and (losses), net 212 (15) Total revenues 1,569 869 Benefits and expenses Benefits and other changes in policy reserves 1,161 812 Market risk benefit (gains) losses (11) 59 Depreciation and amortization 123 90 Personnel costs 66 53 Other operating expenses 58 36 Interest expense 30 22 Total benefits and expenses 1,427 1,072 Earnings (loss) before income taxes 142 (203) Income tax expense (benefit) 26 (8) Net earnings (loss) 116 (195) Less: Noncontrolling interests 1 — Net earnings (loss) attributable to F&G 115 (195) Less: Preferred stock dividend 4 — Net earnings (loss) attributable to F&G common shareholders $ 111 $ (195) Net earnings (loss) attributable to F&G common shareholders per common share Basic $ 0.90 $ (1.56) Diluted $ 0.88 $ (1.56) Weighted average common shares used in computing net earnings (loss) per common share Basic 124 — 125 Diluted 130 125

Non-GAAP Measures and Other Information RECONCILIATION OF NET EARNINGS (LOSS) AND ADJUSTED NET EARNINGS (LOSS) Three months ended March 31, 2024 March 31, 2023 Net earnings (loss) attributable to common shareholders $ 111 $ (195) Non-GAAP adjustments Recognized (gains) and losses, net Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets (48) 48 Change in allowance for expected credit losses 1 8 Change in fair value of reinsurance related embedded derivatives 18 19 Change in fair value of other derivatives and embedded derivatives 61 (1) Recognized (gains) losses, net 32 74 Market related liability adjustments (55) 244 Purchase price amortization 22 5 Transaction costs and other non-recurring items — 2 Noncontrolling interest (3) — Income taxes on non-GAAP adjustments 1 (69) Adjusted net earnings attributable to common shareholders ¹ $ 108 $ 61 1See definition of non-GAAP measures below • Adjusted net earnings of $108 million, or $0.86 per share, for the first quarter of 2024 include $100 million, or $0.77 per share, of investment income from alternative investments and $6 million or $0.05 per share of CLO redemption gains and bond prepay income. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $152 million, or $1.17 per share. • Adjusted net earnings of $61 million, or $0.49 per share, for the first quarter of 2023 included $99 million, or $0.79 per share, of investment income from alternative investments, partially offset by $37 million, or $0.30 per share, tax valuation allowance expense. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $132 million, or $1.05 per share.

RECONCILIATION OF TOTAL EQUITY, TOTAL EQUITY EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI), BOOK VALUE PER SHARE AND BOOK VALUE PER SHARE EXCLUDING AOCI

	Three months ended			
(In millions)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total F&G Annuities & Life, Inc. shareholders' equity	3,546	3,103	2,372	2,518
Less: Preferred stock	250	—	—	—
Total F&G equity attributable to common shareholders	3,296	3,103	2,372	2,518
Less: AOCI	(1,883)	(1,990)	(3,040)	(2,610)
Total F&G equity attributable to common shareholders, excluding AOCI	$ 5,179	$ 5,093	$ 5,412	$ 5,128
Common shares outstanding	126	126	125	126
Book value per common share	$ 26.16	$ 24.63	$ 18.98	$ 19.98
Book value per common share, excluding AOCI	$ 41.10	$ 40.42	$ 43.30	$ 40.70

ASSETS UNDER MANAGEMENT (AUM) ROLLFORWARD, AVERAGE ASSETS UNDER MANAGEMENT (AAUM) AND AUM BEFORE FLOW REINSURANCE

	Three months ended			
(In millions)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
AUM at beginning of period	$ 49,103	$ 47,103	$ 46,004	$ 45,311
Net new business asset flows	2,116	3,165	1,710	1,869
Net flow reinsurance to third parties	(1,407)	(1,352)	(530)	(1,087)
Net capital transaction proceeds (disbursements)	(25)	187	(81)	(89)
AUM at end of period[1]	$ 49,787	$ 49,103	$ 47,103	$ 46,004
AAUM YTD[1]	$ 49,400	$ 46,044	$ 45,357	$ 44,817
AUM before flow reinsurance	$ 58,020	$ 55,928	$ 52,577	$ 50,948

SALES HIGHLIGHTS

	Three months ended	
(In millions)	March 31, 2024	March 31, 2023
Total annuity sales	2,764	2,724
Indexed universal life ("IUL")	42	37
Funding agreements ("FABN/FHLB")	105	256
Pension risk transfer ("PRT")	584	264
Gross sales[(1)]	3,495	3,281
Sales attributable to flow reinsurance to third parties	(1,193)	(1,072)
Net sales[(1)]	$ 2,302	$ 2,209

[1]See definition of non-GAAP measures below

DEFINITIONS The following represents the definitions of non-GAAP measures used by F&G: Adjusted Net Earnings attributable to common shareholders Adjusted net earnings attributable to common shareholders is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings attributable to common shareholders is calculated by adjusting net earnings (loss) attributable to common shareholders to eliminate: (i) Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards; (ii) Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit; (iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset and the change in fair value of liabilities recognized as a result of acquisition activities); (iv) Transaction costs: the impacts related to acquisition, integration and merger related items; (v) Other “non-recurring,” “infrequent” or “unusual items”: Management excludes certain items determined to be “non- recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years; (vi) Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of entities that F&G does not wholly own; and (vii) Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations. Adjusted Weighted Average Diluted Shares Outstanding Adjusted weighted average diluted shares outstanding is the same as weighted average diluted shares outstanding except for periods in which our preferred stocks are calculated to be dilutive to either net earnings attributable to common shareholders or adjusted net earnings attributable to common shareholders, but not both, or there is a net earnings loss attributable to common shareholders on a GAAP basis, but positive adjusted net earnings attributable to common shareholders using the non-GAAP measure. The above exceptions are made to include relevant diluted shares when dilution occurs and exclude relevant diluted shares when dilution does not occur for adjusted net earnings attributable to common shareholders. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Net Earnings attributable to common shareholders per Diluted Share Adjusted net earnings attributable to common shareholders per diluted share is calculated as adjusted net earnings plus preferred stock dividend (if the preferred stock has created dilution). This sum is then divided by the adjusted weighted-average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Return on Assets attributable to Common Shareholders Adjusted return on assets attributable to common shareholders is calculated by dividing year-to-date annualized adjusted net earnings attributable to common shareholders by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, flow reinsurance fee income, owned distribution margin and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting as well as other liability costs. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM.

Adjusted Return on Average Common Shareholder Equity, excluding AOCI Adjusted return on average common shareholder equity is calculated by dividing the rolling four quarters adjusted net earnings attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be a useful internally and for investors and analysts to assess the level return driven by the Company's adjusted earnings. Assets Under Management (AUM) AUM is comprised of the following components and is reported net of reinsurance assets ceded in accordance with GAAP: (i) total invested assets at amortized cost, excluding investments in unconsolidated affiliates, owned distribution and derivatives; (ii) investments in unconsolidated affiliates at carrying value; (iii) related party loans and investments; (iv) accrued investment income; (v) the net payable/receivable for the purchase/sale of investments; and (vi) cash and cash equivalents excluding derivative collateral at the end of the period. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained. AUM before Flow Reinsurance AUM before Flow Reinsurance is comprised of components consistent with AUM, but also includes flow reinsured assets. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets. Average Assets Under Management (AAUM) (Quarterly and YTD) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets. Book Value per Common Share, excluding AOCI Book value per Common share, excluding AOCI is calculated as total F&G equity attributable to common shareholders divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company. Debt-to-Capitalization Ratio, excluding AOCI Debt-to-capitalization ratio is computed by dividing total aggregate principal amount of debt by total capitalization (total debt plus total equity, excluding AOCI). Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing its capital position. Return on Average F&G common shareholder Equity, excluding AOCI Return on average F&G common shareholder equity, excluding AOCI is calculated by dividing the rolling four quarters net earnings (loss) attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average F&G equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.

Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition. Total Capitalization, excluding AOCI Total capitalization, excluding AOCI is based on total equity excluding the effect of AOCI and the total aggregate principal amount of debt. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts to help assess the capital position of the Company. Total Equity, excluding AOCI Total equity, excluding AOCI is based on total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non- GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on total equity. Total F&G Equity attributable to common shareholders, excluding AOCI Total F&G equity attributable to common shareholder, excluding AOCI is based on total F&G Annuities & Life, Inc. shareholders' equity excluding the effect of AOCI and preferred stocks, including additional paid-in-capital. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.